UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2007

NYSE Euronext
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33392

Delaware	20-5110848
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11 Wall Street
New York, NY 10005
(Address of principal executive offices, including zip code)

212-656-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On July 30, 2007, NYSE Group, Inc. (NYSE Group) and NYSE Regulation, Inc. (NYSE Regulation), each wholly owned subsidiaries of NYSE Euronext, entered into and completed an asset purchase agreement with National Association of Securities Dealers, Inc. (NASD) pursuant to which the member firm regulatory functions of NYSE Regulation, including related enforcement activities, risk assessment and the arbitration service (the Transferred Operations), were consolidated with those of the NASD. The consolidated organization is known as Financial Industry Regulatory Authority, Inc. (FINRA).

Following the transaction, NYSE Regulation will continue to perform market surveillance and related enforcement activities and listed company compliance for New York Stock Exchange LLC and NYSE Arca, Inc.

The transaction involved the transfer to FINRA of the assets and liabilities associated with the Transferred Operations (including related expenses and revenues and approximately 427 employees), the sublease to FINRA of office space at 14 Wall Street and 20 Broad Street, and the provision by NYSE Group of certain security and facilities services to the FINRA locations at 20 Broad Street and 14 Wall Street for a five-year period. In consideration of the transfer of the Transferred Operations and the provision of certain security and facilities services to FINRA, NYSE Group will receive cash consideration with a net present value of $103,000,000 (consisting of $35,300,000 paid at closing with respect to assets and liabilities associated with the Transferred Operations, and cash payable over a five-year period for certain security and facilities services with a net present value equal to $67,700,000). In addition, NYSE Group received a payment at closing of approximately $6,300,000 (equal to the net book value of the transferred assets at closing) and will receive additional payments totaling approximately $52,300,000 over a five-year period in consideration of the sublease of office space and certain other services.

Item 2.01.    Completion of Acquisition or Disposition of Assets

The description of the transaction reported under Item 1.01 of this Report, Entry into a Material Definitive Agreement, is incorporated herein by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYSE Euronext

Date: August 03, 2007	By:	/s/ Nelson Chai
Nelson Chai
Chief Financial Officer